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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                            PREDECESSOR                                  SUCCESSOR
                                               -----------------------------------------------------------------------  ------------
                                                                                                          PERIOD FROM   PERIOD FROM
                                                                                                           JANUARY 1    FEBRUARY 25
                                                                                                            THROUGH       THROUGH
                                                                                                          FEBRUARY 24,  DECEMBER 31,
                                                 2001           2002           2003           2004           2005           2005
                                               ---------      ---------      ---------      ---------     ------------  ------------
                                                                                  (IN THOUSANDS)
Pre-tax income (loss) from continuing
  operations before adjustments for
  minority interests in consolidated
  subsidiaries or income or loss from
  equity investees                             $  32,210      $  69,934      $ 117,681      $ 192,885      $(160,237)      $ 120,367
                                               =========      =========      =========      =========      =========       =========

Fixed charges:
  Interest expense and amortization of
    debt discount and premium on all
    indebtedness                                  28,111         25,889         25,435         33,299          4,651         102,208
  Capitalized interest                                --             --             --             --             --           1,394
  Interest related to discontinued operations      1,605          1,321            905            335             83              --

  Rentals:
    Buildings - 33%                               18,656         20,862         23,237         25,039          4,169          22,871

    Office and other equipment - 33%               5,279          6,127          6,761          8,691          1,771           9,054

  Preferred stock dividend requirements
    of consolidated subsidiaries                   2,777             --             --             --             --          40,272
                                               ---------      ---------      ---------      ---------      ---------       ---------
Total fixed charges                            $  56,428      $  54,199      $  56,338      $  67,364      $  10,674       $ 175,799
                                               =========      =========      =========      =========      =========       =========

Pre-tax income (loss) from continuing
  operations before adjustment for
  minority interests in consolidated
  subsidiaries or income or loss from
  equity investees plus fixed charges,
  less capitalized interest and
  interest related to discontinued
  operations                                   $  87,033      $ 122,812      $ 173,114      $ 259,914      $(149,646)      $ 294,772
                                               =========      =========      =========      =========      =========       =========

Ratio of earnings to fixed charges                1.5424         2.2659         3.0728         3.8584            (A)          1.6768
                                               =========      =========      =========      =========      =========       =========

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(A) In the predecessor period of January 1, 2005 to February 24, 2005 the ratio coverage was less than 1.1. The Company would have had to generate additional earnings of approximately $160.3 million to achieve a coverage ratio of 1:1.